Exhibit 19.1

XBP EUROPE HOLDINGS, INC.

INSIDER TRADING POLICY

1.	INTRODUCTION

This Insider Trading Policy (this “Policy”) is intended to prevent violations of the federal securities laws and to protect XBP Europe Holdings, Inc.’s (the “Company”) reputation for integrity and ethical conduct.

“Insider trading” refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

The scope of insider trading violations can be wide reaching. The U.S. Securities and Exchange Commission (the “SEC”) has brought insider trading cases against corporate officers, directors, and employees who traded the corporation’s securities after learning of significant, confidential corporate developments; friends, business associates, family members, and other “tippees” of such officers, directors, and employees who traded the securities after receiving such information; employees of law, banking, brokerage, and printing firms who were given such information in order to provide services to the corporation whose securities they traded; government employees who learned of such information because of their employment by the government; and other persons who misappropriated, and took advantage of, confidential information from their employers.

An “insider” can include officers, directors, major stockholders and employees of an entity whose securities are publicly traded. In general, an insider must not trade for personal gain in the securities of that entity if that person possesses material, nonpublic information about the entity. In addition, an insider who is aware of material, nonpublic information must not disclose such information to family, friends, business or social acquaintances, employees or independent contractors of the entity (unless such employees or independent contractors have a position within the entity giving them a clear right and need to know), and other third parties. An insider is responsible for assuring that his or her family members comply with insider trading laws. An insider may make trades in the market or discuss material information only after the material information has been made public.

I.	PENALTIES; SANCTIONS

General. Violation of the prohibition on insider trading can result in a prison sentence and civil and criminal fines for the individuals who commit the violation, and civil and criminal fines for the entities that commit the violation. The Company can be subject to a civil monetary penalty even if the directors, officers or employees who committed the violation concealed their activities from the Company.

Bounties. The SEC is offering bounties to persons who provide information leading to the imposition of the civil penalty.

II.	POLICY STATEMENT

Illegal insider trading is against the policy of the Company. Such trading can cause significant harm to the reputation for integrity and ethical conduct of the Company. Individuals who fail to comply with the requirements of this Policy are subject to disciplinary action, at the sole discretion of the Company, including dismissal for cause.

III.	WHAT IS MATERIAL, NONPUBLIC INFORMATION?

Nonpublic, or inside, information about the Company that is not known to the investing public may include, among other things, strategic plans; significant capital investment plans; negotiations concerning acquisitions or dispositions; major new contracts (or the loss of a major contract); other favorable or unfavorable business or financial developments, projections or prospects; a change in control or a significant change in management; impending securities splits, securities dividends or changes in dividends to be paid; a call of securities for redemption; and, most frequently, financial results.

All information about the Company is considered nonpublic information until it is disseminated in a manner calculated to reach the securities marketplace through recognized channels of distribution and public investors have had a reasonable period of time to react to the information. Generally, information which has not been available to the investing public for at least two (2) full business days is considered to be nonpublic. Recognized channels of distribution include annual reports, SEC filings, press releases, marketing materials, and publication of information in prominent financial publications, such as The Wall Street Journal.

Nonpublic information is material if it might reasonably be expected to affect the market value of the securities and/or influence investor decisions to buy, sell or hold securities. If a person feels the information is material, it probably is. Moreover, it should be remembered that plaintiffs who challenge and judges who rule on particular transactions have the benefit of hindsight.

If a person is in doubt as to whether information is public or material, that person should wait until the information becomes public, or should refer questions to the Company’s General Counsel, Americas or General Counsel, Rest of World (together, the “General Counsel”).

IV.	HANDLING OF INFORMATION

The Company’s records must always be treated as confidential. Items such as interim and annual financial statements and similar information are proprietary (that is, information pertaining to and used exclusively by the Company), and proprietary information must not be disclosed or used for any purpose other than for Company business. All Company policies and procedures designed to preserve and protect confidential information must be strictly followed at all times.

No director, officer or employee of the Company shall at any time make any recommendation or express any opinion as to trading in the Company’s securities.

Information learned about other entities in a special relationship with the Company, such as acquisition negotiations, is confidential and must not be given to outside persons without proper authorization.

All confidential information in the possession of a director, officer or employee is to be returned to the Company at the termination his or her relationship with the Company.

V.	TRADING IN THE COMPANY AND OTHER SECURITIES

General Rule. Directors, officers and employees of the Company shall not effect any transaction in the Company’s securities if they possess material, nonpublic information about the Company. The provisions set forth in this Paragraph VI and all other provisions of this Policy shall equally apply to the directors, officers and employees of any subsidiary of the Company.

You may not pass material non-public information about the Company or any other company on to others or otherwise make unauthorized disclosure or use of this information, regardless of whether you profit or intend to profit by the tipping, disclosure, or use. This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading. You may not engage in short sales of the Company securities (sales of securities that are not then owned), including “sales against the box” (short sales not exceeding the number of shares already owned). Generally, short sales are transactions whereby a person will benefit from a decline in the price of the securities, and the Company believes it is inappropriate for associates to engage in these transactions with respect to the Company securities. You may not trade in derivatives of a Company security, such as exchange-traded put or call options and forward transactions. You and any person acting on your behalf are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of the Company securities or limit your ability to profit from an increase in the market value of the Company securities.

Pre-Clearance by General Counsel. This requirement applies to (i) executive officers of the Company, (ii) employees of, or consultants to, the Company who have access to material, non-public information, and (iii) anyone else the Chief Financial Officer designates from to time (collectively, “Covered Persons”). Every Covered Person shall advise the General Counsel before he or she effects any transaction in the Company’s securities. This requirement shall not apply to a director, except to the extent the director also serves as the Company’s Chief Executive Officer or Chief Financial Officer. This shall be done by submitting a completed Trading Approval Form, attached as Exhibit A, to the General Counsel. The General Counsel shall advise such officer or employee whether the proposed transaction is permissible under this Policy by making the appropriate indication and countersigning the Trading Approval Form.

The General Counsel shall advise the Chief Financial Officer before he or she effects any transaction in the Company’s securities. This shall be done by submitting a completed Trading Approval Form, attached as Exhibit A, to the Chief Financial Officer. The Chief Financial Officer shall advise such General Counsel whether the proposed transaction is permissible under this Policy by making the appropriate indication and countersigning the Trading Approval Form.

Black-out Communications. In addition to the foregoing restrictions, the Company reserves the right to issue “black-out notices” to specified persons when material, nonpublic information exists. Any person who receives such a notice shall treat the notice as confidential and shall not disclose its existence to anyone else.

Trading in Securities of Other Entities. In addition, no director, officer or employee of the Company shall effect any transaction in the securities of another entity, the value of which is likely to be affected by actions of the Company that have not yet been publicly disclosed. This provision is in addition to the restrictions on trading in securities of other entities set forth in any Global Code of Ethics and Business Conduct of the Company.

Applicability to Family Members. The foregoing restrictions on trading are also applicable to family members’ accounts, accounts subject to the control of personnel subject to this Policy or any family member, and accounts in which personnel subject to this Policy or any family member has any beneficial interest, except that the restrictions on trading do not apply to accounts where investment decisions are made by an independent investment manager in a fully discretionary account. Personnel subject to this Policy are responsible for assuring that their family members comply with the foregoing restrictions on trading. For purposes of this Policy, “Family Members” include one’s spouse and all members of the family who reside in one’s home.

Rule 10b5-1 Trading. Notwithstanding the restrictions stated in this Paragraph VI, such restrictions shall not apply to purchases or sales of securities of the Company made by the persons covered hereby who have entered into a written trading plan that complies with Rule 10b5-1 of the Exchange Act and has been approved by the General Counsel.

VI.	INVESTIGATIONS; SUPERVISION

If any person subject to this Policy has reason to believe that material, nonpublic information of the Company has been disclosed to an outside party without authorization, that person should report this to the General Counsel immediately.

If any person subject to this Policy has reason to believe that an insider of the Company or someone outside of the Company has acted, or intends to act, on inside information, that person should report this to the General Counsel immediately.

If it is determined that an individual maliciously and knowingly reports false information to the Company with intent to do harm to another person or the Company, appropriate disciplinary action will be taken according to the severity of the charges, up to and including dismissal. All such disciplinary action will be taken at the sole discretion of the Company.

VII.	LIABILITY OF THE COMPANY

The adoption, maintenance and enforcement of this Policy is not intended to result in the imposition of liability upon the Company for any insider trading violations where such liability would not exist in the absence of this Policy.

Questions. All questions regarding this Policy should be directed to the Legal Department.

Adopted: October, 2023

EXHIBIT A

Submitted Pursuant to:

XBP EUROPE HOLDINGS, INC. INSIDER TRADING POLICY

PRE-CLEARANCE TRADING APPROVAL FORM

I,                                                                                                                               (name), seek pre-clearance to engage in the transaction described below:

Acquisition or Disposition (circle one)

Name:

Account Number:

Date of Request:

Amount or # of Shares:

Broker:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Insider Trading Policy.

Signature:	Print Name:

Approved or Disapproved (circle one)

Date of Approval:

Signature:	Print Name:

Legal Department Approval:

If approval is granted, you are authorized to proceed with this transaction for immediate execution.